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                                                                    Exhibit 10.1


                              SAPIENT CORPORATION

                           1997 EXECUTIVE BONUS PLAN
                           -------------------------


     The 1997 Executive Bonus Plan (the "Plan") for the executive officers and key employees of Sapient Corporation (the "Company") is as follows:

     A.   Definitions.
          -----------

     For purposes of the Plan, the following terms shall have the meanings ascribed to them in this Section 1:

          a. "CHIEF FINANCIAL OFFICER" shall mean the chief financial officer of the Company.

          b. "EXECUTIVE OFFICERS" shall mean the executive officers of the Company designated by the Board of Directors of the Company who are involved in the delivery of client projects.

          c. "KEY EMPLOYEES" shall mean the individuals involved in the delivery of client projects who are designated by the Co-Chief Executive Officers of the Company as eligible to participate under the Plan.

          d. "PARTICIPANT" shall mean any Executive Officer or Key Employee.

     B.   Bonus Plan for Executive Officers and Key Employees.
          ---------------------------------------------------

     1.   Participants.
          ------------

     All Executive Officers and Key Employees of the Company are eligible to receive cash bonus compensation under the Plan.

     2.   Elements.
          --------

     The Compensation Committee of the Board of Directors, in the case of the Executive Officers, and the Co-Chief Executive Officers of the Company, in the case of the Key Employees, will determine the target base amount of bonus compensation payable to each Participant for services provided to the Company during the fiscal year ending December 31, 1997.

     Each Participant's actual bonus compensation will be calculated as follows:



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          a. CLIENT SATISFACTION. Sixty percent of each Participant's bonus compensation will be based on the weighted average of the Company's measurements of client satisfaction. To calculate the weighted average, numerical client ratings, which are on a scale of 1 to 10, shall be assigned the following weights (E.G., the average of the numerical client ratings received for each RIP Workshop will be counted once, the average of the numerical client ratings received for each Design and Implementation project with a fixed price of less than $500,000 will be counted three times, and so on):


           RIP Workshop                                    -        1

           Design and Implementation projects
           with a fixed-price of less than $500,000        -        3

           Design and Implementation projects
           with a fixed-price of more than
           $500,000 but less than $1,000,000               -        6

           Design and Implementation projects
           with a fixed-price of more than
           $1,000,000 but less than $2,500,000             -        8

           Design and Implementation projects
           with a fixed-price of more than
           $2,500,000 but less than $5,000,000             -        10

           Design and Implementation projects
           with a fixed price of more than $5,000,000      -        15


     Each Participant shall be entitled to receive bonus compensation allocable to this measurement in an amount equal to the weighted average of the Company's measurements of client satisfaction multiplied by 60% of such Participant's target base bonus. For example, if the weighted average is 9.5, 95% of 60% of such Participant's target base bonus compensation will be payable under the Plan. However, if a client project is delayed by Sapient more than one month in 1997, the client satisfaction rating will be reduced by 5%. For example, a 95% rating would be reduced to a 90% rating.

          b. OFFICE MORALE. Twenty percent of each Participant's bonus compensation will be based on overall office morale ratings. The ratings, which are on a scale of 1-10, will be measured quarterly by employee surveys. Each Participant shall be entitled to receive bonus compensation allocable to this measurement in an amount equal to the weighted average of the ratings multiplied by 20% of such Participant's target base bonus. For example, if the average rating is 9.5, 95% of 20% of a Participant's target base bonus compensation will be payable under

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the Plan. If the average rating is 6 or less, no portion of the bonus compensation allocable to this measurement will be payable under the Plan.

          c. REVENUES. Twenty percent of each Participant's bonus compensation will be based on the Company's satisfaction of revenue targets established by the Board of Directors. If the Company does not meet the specified targets, no portion of the bonus compensation allocable to this measurement will be payable under the Plan. If the Company meets the revenue targets, 100% of the bonus compensation allocable to this measurement will be payable under the Plan. If the Company exceeds the revenue targets the bonus compensation allocable to this measurement will be increased on a proportional basis (E.G., if the revenue target is $x million and actual revenue for 1997 is $1.5x million, 150% of the bonus compensation allocable to this measurement will be payable under the
Plan). Each Participant shall be entitled to receive bonus compensation allocable to this measurement in an amount equal to the percentage calculated above multiplied by 20% of such Participant's target base bonus.

     3.   Payment.
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     Recoverable draws under the Plan will be made each pay period to each
Participant in an amount equal to 75% of such Participant's target base bonus divided by 24 (number of pay periods in year). These draws, except draws made to new employees in the first six months of employment, are recoverable against 1998 compensation in the event such draws exceed the actual bonus earned for 1997. The balance of any payments to be made will be made in January 1998.

     C.   Bonus Plan for Chief Financial Officer.
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     The Chief Financial Officer of the Company is eligible to receive cash bonus compensation under the Plan. The Co-Chief Executive Officers of the Company will determine the target base amount of bonus compensation payable to the Chief Financial Officer for services provided to the Company during the fiscal year ending December 31, 1997, as well as the financial metrics and other factors to be used in calculating such bonus compensation. The factors selected by the Co-Chief Executive Officers are intended to provide a direct link between the Chief Financial Officer's compensation and such officer's role in helping the Company attain its 1997 performance measures. Recoverable draws will be made to the Chief Financial Officer in accordance with the provisions set forth in Section B.3 above.


                                                    Adopted by the
                                                    Board of Directors on
                                                    February 4, 1997


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